As filed with the Securities and Exchange Commission on July 30, 2009

Registration No. 333-123866

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENDOCARE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0618093
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

9825 Spectrum Drive

Building 3

Austin, Texas 78717

(512) 328-2892

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Clint B Davis

Vice President

9825 Spectrum Drive

Building 3

Austin, Texas 78717

(512) 328-2892

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael F. Meskill

Jackson Walker L.L.P.

100 Congress Avenue, Suite 1100

Austin, Texas 78701

(512) 236-2000

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment removes from registration all securities that remain unsold hereunder as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

RECENT EVENTS: DEREGISTRATION

Endocare, Inc., a Delaware corporation (“Endocare”), filed a registration statement on Form S-2 (File No. 333-123866) on April 5, 2005 (as amended, the “Registration Statement”), which registered 9,580,126 shares of Endocare’s common stock, par value $0.001 per share (“Common Stock”).

HealthTronics, Inc., a Georgia corporation (“HealthTronics”), HT Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of HealthTronics (“Offeror”), and Endocare entered into an Agreement and Plan of Merger dated as of June 7, 2009 (the “Merger Agreement”), pursuant to which, among other things, Endocare would merge with and into Offeror, Offeror would become a wholly-owned subsidiary of HealthTronics (the “Merger”), and all outstanding shares of Endocare Common Stock would be converted into the right to receive $1.35 in cash, without interest, or 0.7764 of a share of HealthTronics common stock, subject to proration.

The Merger became effective following the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware on July 27, 2009 (the “Effective Time”).

As a result of the Merger, Endocare has terminated all offerings of Endocare Common Stock pursuant to its existing registration statements, including the Registration Statement. Endocare hereby deregisters all shares of Endocare Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on July 30, 2009.

ENDOCARE, INC.

By:	/s/ JAMES S. B. WHITTENBURG
JAMES S. B. WHITTENBURG President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James S. B. Whittenburg James S. B. Whittenburg	Director and President (Principal Executive Officer)	July 30, 2009

/s/ Richard A. Rusk Richard A. Rusk	Director, Vice President and Secretary (Principal Financial and Accounting Officer)	July 30, 2009